Exhibit 11.3

CONSENT OF INDEPENDENT APPRAISER

We hereby consent to all references to our appraisal of the property located at 181 High Street, Portland, Maine in the offering circular (the “Offering Circular”) that constitutes a part of the Offering Statement on Form 1-A of Gateway Garage Partners LLC (File No. 024-11344). We further consent to our being referenced as an expert in the Offering Circular.

/s/ ARCHSTONE APPRAISAL GROUP

1629 K Street NW Suite 300
Washington, DC 20006

November 19, 2020